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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                           Commission File Number 1-13951
                                                                 ---------

                            LEXFORD RESIDENTIAL TRUST
                            -------------------------
             (Exact name of registrant as specified in its charter)

  THE HUNTINGTON CENTER, 41 SOUTH HIGH STREET, SUITE 2410, COLUMBUS OHIO 43215
                                 (614) 242-3850
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

          COMMON SHARES OF BENEFICIAL INTEREST, $0.01 PAR VALUE PER SHARE
          ---------------------------------------------------------------
               (Title of each class of securities covered by this Form)

                                    NONE
                                    ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Lexford Residential Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 1, 1999                 EQUITY RESIDENTIAL PROPERTIES TRUST
                                      (successor by merger)


                                      By: /s/ Yasmina Rahal
                                         -------------------------
                                         Yasmina Rahal
                                         Vice President